VOTING AND SUPPORT AGREEMENT

          This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of March 10, 2008, is entered into among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the stockholders of Specialized Health Products International, Inc., a Delaware corporation (the “Company”), identified on Schedule A hereto (each, a “Stockholder,” and, collectively, the “Stockholders”).

          WHEREAS, Parent, Pelican Acquisition Sub Co., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”);

          WHEREAS, each Stockholder owns the number of Common Shares set forth opposite its name on Schedule A hereto (such Common Shares held by each Stockholder as set forth on Schedule A, together with any other shares of capital stock of the Company acquired by each Stockholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

          SECTION 2. Representations and Warranties of Each Stockholder. Each Stockholder hereby severally and not jointly represents and warrants to Parent as of the date hereof as follows:

          (a)     Authority; Execution and Delivery; Enforceability. Each Stockholder which is not an individual is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Each Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery by each Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, require the consent, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under, any provision of any contract or agreement to which such Stockholder is a party or by which any properties or assets of such Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to such Stockholder or the properties or assets of such Stockholder. No consent or approval of, or registration, declaration or filing with, any Person or Governmental Authority is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          (b)     Subject Shares. Each Stockholder is the record and beneficial owner of and has good and marketable title to the Subject Shares, free and clear of any Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares) other than pursuant to this Agreement and the Merger Agreement. Each Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Subject Shares. Each Stockholder has the sole right to vote the Subject Shares, and none of such Stockholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

          (c)     Acquisition Proposals. Each Stockholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Acquisition Proposal.

          SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

          Authority; Execution and Delivery; Enforceability. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Parent or the properties or assets of Parent. No consent or approval of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the

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Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          SECTION 4. Covenants of the Stockholders. Each Stockholder covenants and agrees severally and not jointly as follows:

          (a)     Prior to the Expiration Date, at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, called to seek the Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Stockholder Approval and (ii) any proposal to adjourn any meeting of the stockholders of the Company which Parent supports.

          (b)     Prior to the Expiration Date, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders’ vote, consent or other approval is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company, (ii) any Acquisition Proposal or Superior Proposal and (iii) any amendment of the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other agreement contemplated by the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. Each Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

          (c)     Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 4. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. With respect to the proxy granted hereunder by each

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Stockholder, Parent agrees not to exercise the proxy of such Stockholder if such Stockholder complies with his, her or its obligations in this Agreement.

          (d)     Between the date hereof and the date immediately following the date of the Stockholders Meeting (the “Termination Date”), other than as set forth on Schedule B, each Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of such Stockholder’s Subject Shares to any person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Stockholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

           (e)     Each Stockholder shall not engage, nor shall it authorize or permit any investment banker, attorney, accountant or other representative or agent (collectively, the “Stockholder Representatives”) of such Stockholder to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 5.09(a) of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, if the Company, in compliance with the provisions of Section 5.09 of the Merger Agreement, has provided information to or entered into discussions or negotiations with, any Person in response to an Acquisition Proposal made by such Person, then each Stockholder and his or its Stockholder Representatives may provide information to and engage in discussions or negotiations with such Person as to the extent the Company and its subsidiaries and their respective officers and directors and the Company Representatives are permitted to do so pursuant to the terms of Section 5.09 of the Merger Agreement, but only if instructed by the Company Board to provide such information or engage in such discussion or negotiation.

          (f)     Each Stockholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior consent of Parent, except as may be required by Law.

          (g)     Each Stockholder hereby waives, and agrees not to exercise or assent, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

          (h)     Notwithstanding anything in this Agreement to the contrary, each Stockholder which is an individual shall not be limited or restricted in any way from acting in such Stockholder’s fiduciary capacity as a director or officer of the Company, to the extent applicable, in order for such Stockholder to comply with such Stockholder’s fiduciary duties as a director or officer of the Company. In addition, notwithstanding anything in this Agreement to the contrary, each Stockholder shall not be limited or restricted in any way from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof. The parties acknowledge that this Agreement shall apply to each such Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and that each such Stockholder makes no agreement or understanding herein in his capacity as a director or officer of the Company.

          SECTION 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto, (ii) the Effective Time, (iii) the termination of

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the Merger Agreement in accordance with its terms, and (iv) any decrease in the merger consideration, change in the form of such consideration or any other change in the Merger Agreement that is material and adverse to any Stockholder (the “Expiration Date”); provided that the obligations of each Stockholder under Section 4(d) shall terminate immediately following the Termination Date.

          SECTION 6. Additional Matters.

          (a)     Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          (b)     All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

          SECTION 7. General Provisions.

          (a)     Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)     Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.06 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

          (c)     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          (d)     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          (e)     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent

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and delivered to the Stockholders. This Agreement shall become effective against each Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

          (f)     Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g)     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          (h)     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Stockholders or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs.

          (i)     Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7(i), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim

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that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

[Signature Page Follows]

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          IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

C. R. BARD, INC.

By:	/s/ Robert L. Mellen

Name: Robert L. Mellen
Title: Vice President, Strategic Planning and Business Development

Signature Page to Voting and Support Agreement

GALEN PARTNERS III, L.P.

By:	/s/ David W. Jahns

	Name:	David W. Jahns
	Title:	Managing Member, Claudius, LLC, its General Partner

GALEN PARTNERS INTERNATIONAL III, L.P.

By:	/s/ David W. Jahns

	Name:	David W. Jahns
	Title:	Managing Member, Claudius, LLC, its General Partner

GALEN PARTNERS EMPLOYEE FUND III, L.P.

By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson
	Title:	President, Wesson Enterprises, its General Partner

/s/ Jeffrey M. Soinksi

Jeffrey M. Soinski

/s/ Paul S. Evans

Paul S. Evans

EVANS FAMILY LTD PARTNERSHIP

By:	/s/ Paul S. Evans

	Name:	Paul S. Evans
	Title:	General Partner

Signature Page to Voting and Support Agreement

/s/ Donald D. Solomon

Donald D. Solomon

/s/ Jann H. Solomon

Jann Solomon

/s/ David Green

David Green

/s/ Rebecca Whitney

Rebecca Whitney

Signature Page to Voting and Support Agreement

SCHEDULE A

Name and Address of Stockholders	Number of Common Shares Owned

Galen Partners III, L.P.	14,047,363
680 Washington Boulevard 11th Floor Stamford, CT 06910

Galen Partners International III, L.P.	1,271,529
680 Washington Boulevard 11th Floor Stamford, CT 06910

Galen Partners Employee Fund III, L.P.	57,521
680 Washington Boulevard 11th Floor Stamford, CT 06910

Jeffrey Soinski	1,967,096
2310 Walker Salt Lake City, UT 84117

Donald D. Solomon and Jann H. Solomon Joint Tenants	65,666
596 Eagleridge Drive North Salt Lake, UT 84054

Donald D. Solomon	709,287
596 Eagleridge Drive North Salt Lake, UT 84054

Paul Evans	824,970
3242 S. 200 W. Bountiful, UT 84010

Evans Family LTD Partnership	36,000
3242 S. 200 W. Bountiful, UT 84010

Name and Address of Stockholders	Number of Common Shares Owned

David A. Green	296,037
2174 Preston Street Salt Lake City, UT 84106

Rebecca Whitney	213,276
777 2nd Avenue Salt Lake City, UT 84103

SCHEDULE B

Permitted Transfers

Mr. Soinski will be permitted to Transfer no more than 600,000 Subject Shares pursuant to 10b5-1 plans in order to satisfy tax obligations of such Stockholder due April 15, 2008.

Mr. Solomon will be permitted to Transfer no more than 110,000 Subject Shares pursuant to 10b5-1 plans in order to pay tax obligations of such Stockholder due April 15, 2008.

Mr. Evans will be permitted to Transfer no more than 360,000 Subject Shares pursuant to 10b5-1 plans in order to pay tax obligations of such Stockholder due April 15, 2008 and to make charitable contributions.